Exhibit 4.65

Mr Alan Clarke

Heawood House

Congleton Road

Nether Alderley

Cheshire

SK10 4TN

23rd March 2006

Dear Alan

Letter of Appointment as Non-Executive Director

BioProgress plc (“Company”) appointed you as a non-executive director on 21st May 2003. You were re-elected by the Company’s shareholders at the Annual General Meeting (“AGM”) on 22nd June 2005.

This letter sets out the main terms of your appointment. It is agreed between us that this is a contract for services and is not a contract of employment. This letter replaces any and all previous agreements between you and the Company relating to the subject matter of this letter.

1	Appointment

1.1	Subject to the remaining provisions of this letter, your appointment shall be for an initial term of two years commencing on 1st July 2005 unless terminated earlier by either party giving to the other three months’ prior written notice.

1.2	Your appointment is subject to the Articles of Association of the Company, as amended from time to time (“Articles”). Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company. Continuation of your appointment is subject to your continued satisfactory performance and re-election by the shareholders at forthcoming AGMs. If you are not re-elected to your position as a director of the Company by the shareholders, your appointment shall terminate automatically and with immediate effect.

1.3	Notwithstanding clause 1.1 and clause 1.2, the Company may terminate your appointment with immediate effect if you have:

1.3.1	committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your fiduciary duties); or

1.3.2	been guilty of any fraud or dishonesty or acted in any manner which, in the opinion of the Company, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or

1.3.3	been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984; or

1.3.4	been disqualified from acting as a director.

1.4	On termination of the appointment, you shall only be entitled to accrued fees as at the date of termination together with reimbursement of any expenses properly incurred prior to that date.

2	Time commitment

2.1	By accepting this appointment, you confirm that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the CEO should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.

3	Role and duties

3.1	As a non-executive director you shall have the same general legal responsibilities to the Company as any other director and shall be required to take decisions objectively in the interests of the Company. The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to assist in:

3.1.1	the creation of a framework of prudent and effective controls which enable risk to be assessed and managed; and

3.1.2	the formation of the Company’s strategic aims and ensuring that the necessary financial resources are in place for the Company to meet its objectives.

3.2	In your role as a non-executive director, you shall also be required to:

3.2.1	contribute to the development of strategy;

3.2.2	scrutinise the performance of management in meeting agreed goals and objectives;

3.2.3	satisfy yourself that financial information is accurate and that financial controls and systems of risk management are robust and defensible;

3.2.4	serve on the audit committee of the Board and attend all committee meetings;

3.2.5	at all times comply with the Articles and Memorandum of Association of the Company;

3.2.6	abide by your fiduciary duties;

3.2.7	diligently perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company;

3.2.8	immediately report your own wrongdoing or the wrongdoing or suspected wrongdoing of any other employee or director of the Company of which you become aware to the CEO or company secretary; and

3.2.9	comply with the terms of the Model Code for transactions by directors of listed companies (a copy of which is available from the company secretary) and any code of practice issued by the Company from time to time relating to insider dealing.

3.3	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary in order to enable you to discharge your duties.

4	Fees

You shall be paid a fee of £30,000 (thirty thousand pounds) gross per annum which shall be paid in equal instalments monthly in arrears, which shall be subject to an annual review by the board. The Company shall reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office.

5	Independent legal advice

In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and it may be appropriate for you to seek advice from independent advisors at the Company’s expense. If you consider that you need to do this, you should speak to the CEO.

6	Outside interests

6.1	It is accepted and acknowledged that you will have business interests other than those of the Company and that you have declared any conflicts that are either apparent or foreseeable at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the CEO and company secretary as soon as you become aware of them.

6.2	The Board has determined that you are independent according to the provisions of the Combined Code on Corporate Governance.

7	Confidentiality

7.1	All information acquired during your appointment is confidential to the Company and should not be disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the CEO.

7.2	Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price-sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the CEO or company secretary.

8	Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role, you should discuss them with the CEO as soon as you can.

9	Insurance

The Company has directors’ and officers’ liability insurance and it intends to maintain such cover for the full term of your appointment. The current indemnity limit is £5,000,000. A copy of the policy document is available from the company secretary.

10	Data protection

10.1	By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) including, as appropriate:

10.1.1	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; or

10.1.2	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

10.1.3	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

10.2	You consent to the Company making any of your personal data (including sensitive personal data solely to the extent strictly necessary) available to any of its group companies, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

10.3	You also consent to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests.

11	Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

Please indicate your acceptance of these terms by signing and returning to the attached copy of this letter.

Yours sincerely

/s/ Georgina Godby
For and on behalf of BioProgress plc

Name:	Georgina Godby
Position:	Company Secretary

I agree to the above terms of appointment as a non-executive director.

Signed as a Deed on 1 June 2006 by Alan Clarke

/s/ Alan Clarke
(signature)

In the presence of :

/s/ Heather Self
(witness’ signature)

Name:	H. Self
Address:	Fernlee, Meg Lane
Sutton
Macclesfield
SK11 0LY
Occupation:	Chartered Tax Adviser

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